UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Respect Your Universe, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2844	26-0641026
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6533 Octave Avenue
Las Vegas, Nevada		89139
(Name and address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (866) 964-7117

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

COPIES OF COMMUNICATIONS TO:
RESPECT YOUR UNIVERSE, INC.
Attn: Kristian Andresen, President
6533 Octave Avenue, Las Vegas, NV  89139
Ph: (866) 964-7117

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM
SECURITIES		OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE	PRICE (1)	FEE
Common Stock	10,363,500	$0.10(1)	$103,635	$17.51(2)

(1) The offering price of the shares was artificially determined by the company and bears no relationship whatsoever to the assets, net worth, book value or potential business operations of the company.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated March 15, 2010
PROSPECTUS
Respect Your Universe, Inc.
10,363,500
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 10,363,500 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.10 per share.  We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.10	None	$0.10
Total	$103,635.00	None	$103,635.00

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the FINRA Over-The-Counter Bulletin Board.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: March 15, 2010

Page
Summary	6
Risk Factors	7
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing, our business will fail	8
Because we will need additional financing to fund our activities, our auditors believe there is substantial doubt about our ability to continue as a going concern	8
Because we have only recently commenced business operations, we face a high risk of business failure	9
Because of the unique difficulties and uncertainties inherent in the sports apparel industry, we face a high risk of business failure	9
Because we anticipate our operating expenses will increase at a quicker rate than revenues, we may never achieve profitability	9
Because our Management has agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	9
Because our Officers and Directors, together with the other founders, own 47.3% of our outstanding common stock, investors may find that corporate decisions influenced by our Officers, Directors and other founders are inconsistent with the best interests of other stockholders	10
Because our Officers and Directors, together with the other founders, own 47.3% of our outstanding common stock the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	10
If we are unable to successfully compete within the sports apparel business, we will not be able to achieve profitable operations.	10
Because of factors beyond our control which could affect the marketability of the products produced, we may have difficulty selling our products.	10
Risks Related To Legal Uncertainty
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	11
Risks Related To This Offering
If a market for our common stock does not develop, shareholders may be unable to sell their shares	11
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	11
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	12
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	12
Forward-Looking Statements	12

Summary
Respect Your Universe, Inc.

Our business is in the organizational stage, and we have not yet begun to implement our business plan.

Since mixed martial arts made its introduction into the U.S. during the early 1990s, the high-intensity art form has received wide recognition and support from MMA enthusiasts. With, MMA’s popularity reaching millions of home audiences through news outlets like CNN, Fox Sports, and pay-per-view programming, and it is quickly becoming one of the most popular sports in history; a May 2008 bout on CBS drew more than 4 million viewers most of whom were males between the ages of 18-34. In addition, to the viewing audience more than 4 million people regularly participate and train in martial arts. While still in its early stages of growth, MMA has the potential to be on the level of the NBA and NFL in terms of viewer ship and marketability. A new company, Respect Your Universe, Inc. (also referred to as “RYU” and “the Company”) is a Las Vegas, Nevada-based start-up Company that intends to redefine the way in which MMA is marketed and perceived on a global level, creating a brand, based on respect, honor, and inner peace.

The Company will capitalize on the increasing popularity of MMA and similar fighting styles to provide exciting, first-rate apparel for the worldwide audience of MMA fans. Taking a cue from athlete-focused brands like Under Armor, which made its name by creating products specifically for use by professional athletes, RYU will sponsor established as well as up-and-coming MMA competitors to build the brand from bottom up. The Company’s premium-quality fight apparel will be available to RYU professional athletes, who will be promoted before, during, and after their bouts by sophisticated marketing campaigns, all the while wearing RYU gear. MMA fans will be able to purchase RYU-branded apparel such as shirts, shorts, and sweat suits on the Company’s website at THERYU.COM, a RYU pro retail location in the Las Vegas area and eventually at large national retail outlets. RYU will sponsor marquee figures that represent the three major MMA groups: veteran fighters, women, and emerging stars, respectively. RYU will also establish its brand at retail fitness centers through specifically designed training programs, and looking into the future, will create a presence in Las Vegas with the founding of the House of RYU training academy.

Respect Your Universe, Inc. has designed a comprehensive marketing plan to generate interest in its unique mixed martial arts (MMA) apparel. The Company’s preliminary marketing strategy will be designed to reach seasoned MMA participants and enthusiasts. Initial advertising will rely heavily on sponsorships of high-profile MMA events and athletes. The Company will also employ print ads, a user-friendly e-commerce website at THERYU.COM, television / web commercials, and guerrilla marketing efforts. After a six-month period, Respect Your Universe will expand its marketing campaign to target female MMA participants and fans via sponsorship of successful MMA fighters. Following its initial success, the Company will begin to sponsor athletes such as newcomer Shawn Yarborough, and will seek cross-promotional opportunities with high-profile causes and organizations. Above all, Respect Your Universe recognizes that positive word of mouth referrals will be a powerful marketing tool throughout each marketing phase. Through these methods, Respect Your Universe intends to develop a strong reputation among MMA fans and participants.

Our fiscal year end is December 31.

We were incorporated on November 21, 2008, under the laws of the state of Nevada.  Our principal offices are located at 6533 Octave Avenue, Las Vegas, NV 89139. Our resident agent is Aspen Asset Management 6623 Las Vegas Blvd. South, Suite 255 Las Vegas, NV 89119.  Our phone number is (866) 964-7117.

The Offering

Securities Being Offered	Up to 10,363,500 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.10 per share.  We intend to apply to the FINRA over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
18,730,500 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors

An investment in the securities offered herein is highly speculative and subject to a high degree of risk. Only those investors who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following factors, among others, prior to making an investment in the shares described herein.

The Company is a concept stage venture with no established customer base or cash flow, and has aggressive plans for establishing its distribution company that plans to sell sports apparel to the mixed martial arts (MMA) world wide audience.

The factors set forth below, along with the other information contained herein, should be considered carefully in evaluating the Company’s prospects.  Further, this document contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, goals, objectives, expectations and intentions.  The cautionary statements made in this section apply to all forward-looking statements wherever they appear in this document.  Readers are cautioned that, while the forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance, and involve known and unknown risks and uncertainties. In the event that actual results do not meet expectations, there could be a consequent negative effect on the position of investors.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

As of December 31, 2009, we had cash in the amount of $63,332. Our cash on hand will allow us to proceed with our business plan. We currently have begun operations and we have no income from operations. We will require additional financing to sustain our business operations if we are not successful in earning significant revenues once our business plan is enacted.  We are in the process of securing a larger and more adequate manufacturing facility site properly equipped for manufacturing larger bulk and properly training new employees to meet higher demand for our products and to accommodate our growth.

We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the continuing response to advertising and our ability to increase our penetration of the MMA sports apparel market.

Because we will need additional financing to fund our continuing expansion, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $417,218 for the period from our inception, Nov 21, 2008 to December 31, 2009, and have minimal revenue.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the sale of our products. Our auditors have issued a going concern opinion and have raised substantial doubt about our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered by new business ventures and the high rate of failure of such enterprises.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of our business plan.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully.  We were incorporated on November 21, 2008, and to date have been involved primarily in organizational activities. We have earned minimal revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because of the unique difficulties and uncertainties inherent in the sports apparel business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new sports apparel companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the design, manufacture and sale of the products that we plan to offer. These potential problems include, but are not limited to, unanticipated problems relating to manufacturing and sales, and additional costs and expenses that may exceed current estimates.

Because we anticipate our operating expenses will increase prior to our earning significant revenues, we may never achieve profitability.

Prior to completion of our development stage, we anticipate that we will incur increased operating expenses while realizing minimal revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the successful development of our business.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the sale of our products.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Kristian Andresen, our president and chief financial officer, devotes 40 hours per week to our business affairs. We do not have an employment agreement with Mr. Andresen nor do we maintain a key person life insurance policy for him.  Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of Mr. Andresen, it is possible that Mr. Andresen may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our Officers and Directors, together with other Founders own 41.1% of our outstanding common stock, investors may find that corporate decisions influenced by the Officers, Directors and Founders are inconsistent with the best interests of other stockholders.

Our Officers, Directors and other Founders together own 41.1% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of the Officers, Directors and Founders may still differ from the interests of the other stockholders.

Because our Officers and Directors, together with other Founders own 41.1% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our Officers, Directors and other Founders together own 7,750,000 shares of our common stock which equates to 41.1% of our outstanding common stock.  There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  If our shares are publicly traded on the over-the-counter bulletin board, Our Officers, Directors and other Founders will eventually be eligible to sell their shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

If we are unable to successfully compete within the sports apparel business, we will not be able to achieve profitable operations.

We compete against numerous competitors and others in the business, many of which are larger and have greater financial resources and better access to capital markets than us. We also compete with other owners and operators for buyers of the products we manufacture. There can be no assurance that any competitors will not develop and offer products similar or even superior to, the products which we offer. Such competitiveness is likely to bring both strong price and quality competition to the sale of our products. This will mean, among others things, increased costs in the form of marketing and customer services, along with a reduction in pricing in sales. Generally, this will have a significant negative effect on our business.
There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

Because of factors beyond our control which could affect the marketability of the products produced, we may have difficulty selling our products.

Even if we design and produce the products intended, a ready market may not exist for the sale of the products. Numerous factors beyond our control may affect the marketability of any products manufactured.  These factors include market fluctuations, the proximity and capacity of sports apparel markets and government regulations.  These factors could inhibit our ability to sell products that we manufacture and have in inventory.

Risks related to Legal Uncertainty

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.  If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 10,363,500 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 56.8% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.10 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the FINRA over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 10,363,500 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in offerings that were exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.  The selling shareholders purchased their shares in offerings completed in November and December 2009 and January through March 2010.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of December 31, 2009 including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered by each;
3.   The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each upon completion of the offering; and
5.   The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The Percentages are based on 18,230,500 shares of common stock outstanding on December 31, 2009.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Dale Bennet 800 Bellevue Way NE, Suite 400 Bellevue, WA 98004	500,000	500,000	zero	zero
Berger Holdings, Inc. 7582 Las Vegas Blvd South, #248 Las Vegas, NV 89123	850,000	850,000	zero	zero
Berlin Financial Corp. 48 East Street Panama City	250,000	250,000	zero	zero
Boucheron Investments, Inc. Villa Guadalupe Calle F NO S-9 Panama City	600,000	600,000	zero	zero
Box Capital Corp #48 East Street Bella Vista, Panama City	850,000	850,000	zero	zero
Padriac Breeze 321 South Macleod. Arlington, WA 90223	10,000	10,000	zero	zero
Capital Financiero Del Castillo SA Santa Monica Tocumen Calle 1 Casa #13 Panama City PA	600,000	600,000	zero	zero
Mike Cobarrubia 10022 Bidwell Ct. Las Vegas, NV 89183	33,500	33,500	zero	zero
Alexis Davila 10022 Bidwell Ct Las Vegas, NV 89183	20,000	20,000	zero	zero
Leo Desouza 6735 Storybook Glen Ct Las Vegas, NV 89139	300,000	300,000	zero	zero
Adam Drell 7600 S. Jones Blvd., #2143 Las Vegas, NV 89139	5,000	5,000	zero	zero
Sarah Duckwall 9528 Gren Vineyard Ave Las Vegas, NV 89148	10,000	10,000	zero	zero
Lisa Escobar 10395 Kern Ridge Street Las Vegas, NV 89178	25,000	25,000	zero	zero

Fauscom Investment Ltd. PO Box 778124 Henderson, NV 89052	475,000	475,000	zero	zero
Glenn Fisher 77 Camino De Panama City	500,000	500,000	zero	zero
Forte Investments Group, Inc. 1645 Ravanusa Drive Henderson, NV 89052	250,000	250,000	zero	zero
Gameplan Holdings PO Box 77463 Henderson, NV 89012	250,000	250,000	zero	zero
Christina Hazzard 1712 Ravanusa Dr Henderson, NV 89052	150,000	150,000	zero	zero
Chuck Hazzard 1712 Ravanusa Dr Henderson, NV 89052	100,000	100,000	zero	zero
Barry Honig 595 S. Federal Hwy, Ste 600 Boca Raton, FL 33432	100,000	100,000	zero	zero
Christopher Hood 9528 Gren Vineyard Ave Las Vegas, NV 89148	10,000	10,000	zero	zero
Infinity International Holdings 10022 Bidwell Ct Las Vegas, NV 89183	800,000	800,000	zero	zero
Isaiah Capital Trust 27 Ried St, 1st Floor Hamilton BM11	250,000	250,000	zero	zero
Jason Kerr 3204 Southwest 326 street, Federal Way Washington, 98023	100,000	100,000	zero	zero
Lieberman Investments LLC 532 Pima Canyon Court Las Vegas NV 89144	20,000	20,000	zero	zero
Kim L Martin 6533 Octave Ave Las Vegas, NV 89139	40,000	40,000	zero	zero
Robert Allan Morton Jr. 9050 W. Tropicana, #1107 Las Vegas, NV 89147	100,000	100,000	zero	zero
Yannick Munger and Julia Zibirev 3173 Brockington Dr Las Vegas, NV 89101	100,000	100,000	zero	zero

Ronn Nicolli 200 Hoover Ave Unit 2104 Las Vegas. NV 89101	5,000	5,000	zero	zero
Terry Perdido 440 N. Vencie blvd Venice, CA 90291	300,000	300,000	zero	zero
Jason Pollack 2777 Paradise Rd., #104 Las Vegas, NV 89109	250,000	250,000	zero	zero
Raylight Capital Corp 80 Broad Street Monrovia, Liberia	250,000	250,000	zero	zero
Dawn Riddle 384 Highland Hills CT Las Vegas, NV 89148	200,000	200,000	zero	zero
Riverhead Trading, Inc. Suite 1A #5, Calle Eusebio A Moraels El Carugreio Panama City	850,000	850,000	zero	zero
Silverstone Capital. Inc. 2251 N. Rampart Blvd., #323 Las Vegas, NV 89128	200,000	200,000	zero	zero
Stenfanus Internacional, Inc. Santa Ana Blvd Bldg 13A-125 Apt 35 Panama City	175,000	175,000	zero	zero
John Taddeo Sr 10395 Kern Ridge St Las Vegas, NV 89178	25,000	25,000	zero	zero
Tim Trendell 2422 Pig Dr Henderson, NV 89174	10,000	10,000	zero	zero
VC Group Investments SA 50th St. & Juan Ramos Poll St Panama City	100,000	100,000	zero	zero
Jiang Yu 200 W 60th St, Suite 18B New York, NY 10023	100,000	100,000	zero	zero
Ren Zhang Rm7-201 Ln 168, Ben XI Road, Shanghai 200092	100,000	100,000	zero	zero
Xeitel Capital Management, Inc.#4 Table Rock Pembroke HM06	500000	500000	zero	zero
Total	10,363,500	10,863,500	zero	zero

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors:

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the FINRA Over-The-Counter Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.   The market price of our common stock prevailing at the time of sale;
2.   A price related to such prevailing market price of our common stock, or;
3.   Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   Not engage in any stabilization activities in connection with our common stock;
2.   furnish each broker or dealer through which common stock may be offered, such copies of   this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Description of Securities
Common Stock

We have 500,000,000 common shares authorized, with a par value of $0.001 per share, of which 18,230,500 shares were outstanding as of December 31, 2009.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The California Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business, or;

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Quicksilver Stock Transfer of Las Vegas, Nevada.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Scott Olson, our independent legal counsel has provided an opinion on the validity of our common stock.

 Berman & Company, P.A., Certified Public Accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Berman & Company, P.A., has presented their report with respect to our audited financial statements.  The report of Berman & Company is included in reliance upon their authority as experts in accounting and auditing.

Description of Business
In General

Respect Your Universe, Inc. has designed a comprehensive marketing plan to generate interest in its unique mixed martial arts (MMA) apparel. The Company’s preliminary marketing strategy will be designed to reach seasoned MMA participants and enthusiasts. Initial advertising will rely heavily on sponsorships of high-profile MMA events and athletes. The Company will also employ print ads, a user-friendly e-commerce website, television / web commercials, and guerilla marketing efforts. After a six-month period, Respect Your Universe will expand its marketing campaign to target female MMA participants and fans via sponsorship of successful MMA fighters. Following its initial success, the Company will begin to sponsor athletes such as newcomer Shawn Yarborough, and will seek cross-promotional opportunities with high-profile causes and organizations. Above all, Respect Your Universe recognizes that positive word of mouth referrals will be a powerful marketing tool throughout each marketing phase. Through these methods, Respect Your Universe intends to develop a strong reputation among MMA fans and participants.

Employees

The Company currently has three employees, its President, Kristian Andresen, its Treasurer and Vice President, John Wood, and it’s Director of Marketing, Emanuel K. Brown, who works for the Company on a part-time basis.

Patents and Trademarks

December 10, 2008, a U.S. federal trademark registration was filed for RYU. This trademark is owned by Respect Your Universe, 6533 Octave Avenue, Las Vegas, The USPTO has given the RYU trademark serial number of 77630773. The description provided to the USPTO for RYU is Clothing, namely, athletic bras, athletic footwear, athletic underwear, athletic uniforms, baby and toddler suits, bathing suits, beachwear, belts, blouses, bodysuits, boots, bottoms, boxer shorts, caps, coats, compression shorts for athletic use, dresses, footwear, gloves, hats, headbands, hosiery, jackets, jeans, jerseys, jumpers, jumpsuits, leggings, night-shirts, overalls, pajamas, pants, play suits, robes, sandals, scarves, shirts, shoes, shorts, skirts, sleepwear, slippers, sneakers, socks.

December 10, 2008, a U.S. federal trademark registration was filed for RESPECT YOUR UNIVERSE. This trademark is owned by Respect Your Universe, Inc., 6533 Octave Avenue, Las Vegas, 89139. The USPTO has given the RESPECT YOUR UNIVERSE trademark serial number of 77630779. The description provided to the USPTO for RESPECT YOUR UNIVERSE is Clothing, namely, athletic bras, athletic footwear, athletic underwear, athletic uniforms, baby and toddler suits, bathing suits, beachwear, belts, blouses, bodysuits, boots, bottoms, boxer shorts, caps, coats, compression shorts for athletic use, dresses, footwear, gloves, hats, headbands, hosiery, jackets, jeans, jerseys, jumpers, jumpsuits, leggings, night-shirts, overalls, pajamas, pants, play suits, robes, sandals, scarves, shirts, shoes, shorts, skirts, sleepwear, slippers, sneakers, socks.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Aspen Asset Management 6623 Las Vegas Blvd. South, Suite 255, Las Vegas Nevada 89119.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have forty-nine (49) holders of record of our common stock.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least 180 days is entitled to sell his or her shares.  However, Rule 144 is not available to shareholders for at least one year subsequent to an issuer that previously met the definition of Rule 144(i)(1)(i) having publicly filed, on Form 8K, the information required by Form 10.

As of the date of this prospectus, no selling shareholder has held their shares for more than 180 days and it has not been at least one year since the company filed the Form 10 Information on Form 8K as contemplated by Rule 144(i)(2) and (3).  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Financial Statements

Index to Financial Statements:

1.	Audited consolidated financial statements for the fiscal year ended December 31, 2009 including:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Respect Your Universe, Inc.

We have audited the accompanying balance sheets of Respect Your Universe, Inc. (a development stage company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009, and the period from November 21, 2008 (inception) to December 31, 2008, and for the period from November 21, 2008 (inception) to December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Respect Your Universe, Inc. (a development stage company) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the period from November 21, 2008 (inception) to December 31, 2008, and for the period from November 21, 2008 (inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a net loss of $367,387 and net cash used in operations of $135,787 for the year ended December 31, 2009. The Company also has a deficit accumulated during the development stage totaling $417,218. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regards to these matters is also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Boca Raton, Florida
March 3, 2010

Respect Your Universe, Inc.
(A Development Stage Company)
Balance Sheets

	December 31, 2009	December 31, 2008

Assets

Current Assets
Cash	$63,332	$-
Total Current Assets	63,332	-

Total Assets	$63,332	-

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Loan payable	$-	$49,831
Total Current Liabilities	-	49,831

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value, 500,000,000 shares authorized;
18,230,500 and 6,250,000 shares issued and outstanding	18,231	6,250
Additional paid in capital	495,320	-
Deficit accumulated during the development stage	(417,218)	(49,831)
Subscription receivable	(33,000)	(6,250)
Total Stockholders’ Equity (Deficit)	63,332	(49,831)

Total Liabilities and Stockholders' Equity (Deficit)	$63,332	$-

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Operations

		For the Period from	For the Period from
	For the Year Ended	November 21, 2008 (inception) to	November 21, 2008 (inception) to
	December 31, 2009	December 31, 2008	December 31, 2009

Revenue	$1,987	$-	$1,987

Cost of revenue	8,421	793	9,214

Gross loss	(6,434)	(793)	(7,227)

General and administrative expenses	360,953	49,038	409,991

Net loss	$(367,387)	$(49,831)	$(417,218)

Net loss per common share - basic and diluted	$(0.05)	$(0.01)	$(0.06)

Weighted average number of common shares outstanding during the period - basic and diluted	7,723,218	6,250,000	7,577,715

Respect Your Universe, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
For the Year ended December 31, 2009, the Period from November 21, 2008 (inception) to December 31, 2008 and for the Period from November 21, 2008 (inception) to December 31, 2009

				Deficit
				Accumulated
				During		Total
	Common Stock, $0.001 Par Value		Additional	Development	Subscription	Stockholders'
	Shares	Amount	Paid in Capital	Stage	receivable	Equity (Deficit)	FV per share

Issuance of common stock for cash - founders ($0.001/share)	6,250,000	$6,250	$-	$-	$(6,250)	$-	0.0010

Net loss - period ended December 31, 2008	-	-	-	(49,831)	-	(49,831)

Balance - December 31, 2008	6,250,000	6,250	-	(49,831)	(6,250)	(49,831)

Receipt of cash on subscription receivable	-	-	-	-	6,250	6,250

Issuance of common stock for cash and subscription receivable ($0.01 and $0.10/share)	7,855,000	7,855	161,145	-	(33,000)	136,000	0.0215

Issuance of common stock for services ($0.001 and $0.10/share)	3,058,500	3,059	228,542	-	-	231,600	0.0757

Issuance of common stock in conversion of debt ($0.10/share)	1,067,000	1,067	105,633	-	-	106,700	0.1000

Net loss - for the year ended December 31, 2009	-	-	-	(367,387)	-	(367,387)

Balance - December 31, 2009	18,230,500	$18,231	$495,320	$(417,218)	$(33,000)	$63,332

Respect Your Universe, Inc.
(A Development Stage Company)
Statements of Cash Flows

		For the Period from	For the Period from
	For the Year Ended	November 21, 2008 (inception) to	November 21, 2008 (inception) to
	December 31, 2009	December 31, 2008	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(367,387)	$(49,831)	$(417,218)
Adjustments to reconcile net loss to net cash used in operating activities
Stock issued for services	231,600	-	231,600
Net Cash Used In Operating Activities	(135,787)	(49,831)	(185,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable	56,869	49,831	106,700
Proceeds from sale of common stock	142,250	-	142,250
Net Cash Provided By Financing Activities	199,119	49,831	248,950

Net increase in cash	63,332	-	63,332

Cash - beginning of period	-	-	-

Cash - end of period	$63,332	$-	$63,332

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activity:
Stock issued in exchange for debt	$106,700	$-	$106,700
Stock issued for subscription receivable	$33,000	$6,250	$33,000

 Respect Your Universe, Inc.
 (A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

Note 1 Nature of Operations

Nature of Operations

Respect Your Universe, Inc. (“the Company”) was incorporated in the State of Nevada on November 21, 2008. The Company intends to sell mixed martial arts apparel.

Note 2 Summary of Significant Accounting Policies

Development stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates and assumptions impact, among others, the valuation allowance for deferred tax assets, due to continuing and expected future losses, and share-based payments.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2009 and 2008, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2009 and 2008, respectively, the balance did not exceed the federally insured limit.

Revenue recognition

The Company followed the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.  Revenue is recognized upon the shipment of apparel. 100% of the revenue for 2009 was earned from one customer.

Risks and uncertainties

The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure. Also, see Note 3 regarding going concern matters.

Segment information

During 2009 and 2008, the Company only operated in one segment; therefore, segment information has not been presented.

Share based payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Earnings per share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the periods ended December 31, 2009 and 2008 is equivalent since the Company reported a net loss.  The Company also has no common stock equivalents.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2009 and 2008, the Company did not record any liabilities for uncertain tax positions.

Recent accounting pronouncements

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s business, financial condition or results of operations, but will impact the Company’s financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $367,387 and net cash used in operations of $135,787 for the year ended December 31, 2009. The Company also has a deficit accumulated during the development stage totaling $417,218.

The Company is in the development stage. The Company anticipates that it will continue to generate significant losses from operations in the near future. The Company believes its current available cash, along with anticipated revenues, may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In response to these problems, management has taken the following actions:

• seeking additional debt and/or equity financing,
• continue with development and implementation of the business plan,
• assess business markets and related opportunities so that more significant revenues can be generated; and
• allocate sufficient resources to continue with advertising and marketing efforts

Note 4 Fair Value

The fair value of the Company's financial assets and liabilities reflects the Company's estimate of amounts that it would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from sources independent from the Company) and to minimize the use of unobservable inputs (the Company's assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company's assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company's investment strategy is focused on capital preservation. The Company intends to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

There were no instruments requiring a fair value classification at December 31, 2009 and 2008, respectively.

Note 5 Loan Payable

In 2008, the Company entered into an agreement with a stockholder that advanced $49,831.  The same stockholder advanced an additional $56,869 during 2009.  These advances were non-interest bearing, unsecured, and due on demand.

In November 2009, the stockholder exchanged their outstanding debt, totaling $106,700, for 1,067,000 shares of common stock ($0.10/share).  There was no gain or loss recorded on this debt conversion.

Note 6 Income Taxes

The Company recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has net operating loss carryforwards for tax purposes totaling approximately $186,000 at December 31, 2009, expiring through 2029. There is a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at December 31, 2009 and 2008 are approximately as follows:
	2009		2008
Gross deferred tax assets:
Net operating loss carryforwards		$(63,000)		$(17,000)
Total deferred tax assets		63,000		17,000
Less: valuation allowance		(63,000)		(17,000)
Net deferred tax asset recorded	$		$

The valuation allowance at December 31, 2008 was approximately $17,000. The net change in valuation allowance during the year ended December 31, 2009 was an increase of approximately $46,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2009 and 2008, respectively.

The actual tax benefit differs from the expected tax benefit for the periods ended December 31, 2009 and 2008, respectively, (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) approximately as follows:

	2009	2008
Expected tax expense (benefit) – Federal	$(125,000)	$(17,000)
Non-deductible stock compensation	79,000	-
Change in Valuation Allowance	46,000	17,000
Actual tax expense (benefit)	$-	$-

Note 7 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 8 Stockholders’ Equity (Deficit)

(A) Stock issued for cash

On November 21, 2008, the Company issued 6,250,000 shares of common stock to its founders, for a subscription receivable of $6,250 ($0.001/share), which was received in 2009.

In November 2009, the Company issued 7,025,000 shares of common stock for $86,000 ($0.01 and $0.10/share).

In December 2009, the Company issued 500,000 shares of common stock for $50,000 ($0.10/share).

In December 2009, the Company issued 330,000 shares of common stock for a subscription receivable of $33,000 ($0.10/share), which was received in 2010.

(B) Stock issued for services

In November 2009, the Company issued 3,058,500 shares of common stock to consultants, in exchange for services rendered, having a fair value of $231,600 ($0.001 and $0.10/share), based upon the fair value of the services rendered.

Note 9 Subsequent Events

The Company performed a review of subsequent events through March 3, 2010, the date the financial statements were issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure were made.

On February 1, 2010, the Company entered into a consulting agreement with a third party to assist the Company in the development of a clothing line. The contract has both cash and non-cash components for compensation. The agreement is initially for six months. Under the terms of the agreement, compensation is as follows:

1. Total cash due $314,860; payable as follows:
a. $10,000 upon execution of this agreement
b. $100,000 within 5 days of the agreement, (this amount has been paid),
c. $68,287 on March 18, 2010,
d. $68,287 on April 30, 2010; and
e. $68,286 on July 31, 2010

2.   Equity
A. 500,000 shares of common stock upon execution of this agreement. The fair value of these shares is $50,000 ($0.10/share), based upon recent cash offerings to third parties. These shares are considered payment for prepaid services and will be amortized over a six-month period.
B. 500,000 shares of common stock, if the agreement is extended an additional six months.

During January and February 2010, the Company issued 430,000 shares of common stock for $43,000 ($0.10/share).

Plan of Operations

Off Balance Sheet Arrangements

As of December 31 2009, there were no off balance sheet arrangements.

Results of Operations for Fiscal Year Ending December 31, 2009

We earned minimal revenues from inception through the fiscal year ending December 31, 2009.  We do not anticipate earning significant revenues until such time that we more fully implement our business plan.

We incurred operating expenses in the amount of $419,205 from our inception on November 21, 2008, until December 31, 2009. These operating expenses consisted primarily of general and administrative expenses.  We anticipate our operating expenses will increase as we undertake our plan of operations and incur the expenses involved in filing with the SEC seeking reporting company status. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of December 31, 2009, we had cash of $63,332 and operating capital of $63,332.

We have not attained profitable operations and are dependent upon obtaining financing to pursue significant exploration activities beyond those planned for the current fiscal year.  For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of March 15, 2010 are as follows:

Name	Age	Position(s) and Office(s) Held	Term
Kristian Andresen	37	President, CEO, Secretary and Director	1 Year
John Wood	30	Treasurer/Vice President and Director	1 Year
Emanual Kofi Brown	33	Director of Marketing and Director	1 Year

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Kristian Andresen, is the Company’s President, CEO, Secretary and a director. As President, Kristian Andresen is responsible for the day-to-day management of the Company, administrative functions and corporate filings, and for the continued strategic evolution of its business.

Kristian Andresen is an experienced producer and entrepreneur. Mr. Andresen currently owns and operates Transmission Films, which has been in business since June 2007. Prior to his current venture, Mr. Andresen worked as an Executive Producer and Managing Partner at Circle Productions Limited, where he was responsible for managing all aspects of company business and overseeing marketing. He also recruited directors, and managed careers of both Canadian and international directors. Clients include REM, Lexus, Kelly Clarkson, and Pepsi.

John Wood. Is the Company Treasurer and a director. In this capacity, he will be responsible for all financial matters of the Company.

John Wood is the Director of Customer Development for two of the hottest nightclubs in Las Vegas, ‘Tryst’ and ‘XS’. Last year Forbes Magazine touted ‘Tryst’ as the most profitable nightclub in the world. Being that Las Vegas is the epicenter of the Mixed Martial Arts (MMA) Universe in North America, Mr. Wood is positioned as one of RYU’s direct contacts with super-stars, fighters, managers, promoters and the UFC organization itself. John’s strategic position in Las Vegas allows RYU to make major marketing in-roads within the Mixed Martial Arts industry. John also holds a black belt in Judo, studies Muay Thai, Jujitsu and continues to train, which places him along side the athletes and super-stars of yesterday, today and tomorrow.

Emanual Kofi Brown, is the Director of Marketing and a director.

Mr. Brown is the former Marketing Director for Jordan Brand, a division of Nike, Inc. Here, he drove local, national, and global market executions in order to support brand initiatives throughout the key categories and consumer segmentations development. He also provided in-depth analysis to identify opportunities, gaps, and points of over-distribution for distribution strategy development, ensuring the commercial landscape reflected the overall brand principles and values. His development of sustainable marketing strategies helped to leverage the Jordan brand within specific gender and ethnic markets for all apparel and footwear products. He continued to leverage relationships to enhance the branding of the athletes, products, and communications on a national and international scale by developing campaigns for TV, Print, Digital realms, which impact the brand’s endorsement relations by assisting in the overall key branding direction. He was also instrumental in developing the branding presence for basketball, soccer, and consumer events, including creating strategic plans, and coordinating events, promotions, and tie-ins for the brand of Jordan. His strategic planning creations provided leadership in the completion of research and analytical support related to initiatives and special projects for the strategic planning function for the entire brand. He has worked independently to design and lead research projects related to market trends, consumer profiles, and competitive intelligence, and has also provided direction, ensuring alignment with corporate strategic objectives. At RYU, Mr. Brown will be responsible for brand marketing, sports marketing, business opportunities, and brand execution.

Directors

Our bylaws authorize no less than one (1) director.  We currently have three Directors on the board.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until the next annual meeting or until removed by the board.

Employees

The Company currently has three employees, its President, Kristian Andresen, its Treasurer and Vice President, John Wood, and it’s Director of Marketing, Emanuel K. Brown, who works for the Company on a part-time basis.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1. Verbal agreements with our accountants to perform requested financial accounting services.

2. Written agreements with auditors to perform audit functions at their respective normal and customary rates.

Executive Compensation

The Company has adopted the following equity compensation plan for its officers, directors and employees, as described in the table below:

Summary Compensation Table

The following table sets forth the compensation payable to the officers and directors of the Company for the period from inception to present.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awarded ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Kristian Andresen	President, CEO, Secretary and Director	2009	0	0	0	0	0	0	0
John Wood	Treasurer, V.Pres. and Director	2009	0	0	0	0	0	0	0
Emanuel K. Brown	Director of Marketing and Director	2009	0	0	0	0	0	0	0

Narrative Disclosure to the Summary Compensation Table

Our named executive officers do not currently receive any compensation from the Company for their services as officers of the Company.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Mr. Kristian Andresen	0	0	0	0	0	0	0	0	0
Mr. John Wood	0	0	0	0	0	0	0	0	0
Mr. Emanual Brown	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Kristian Andresen	0	0	0	0	0	0	0
Mr. John Wood	0	0	0	0	0	0	0
Mr. Emanual Brown	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their services as members of the Board of Directors of the Company.

OWNERS AND MANAGERS

The following table sets forth, as of March 15, 2010, the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the Company's Common Stock and by the officers and directors of the Company as a group.  Except as otherwise indicated, all shares are owned directly.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Common	Kristian Andresen 440 N. Venice Blvd Venice, CA 90291	1,250,000	6.8%
	John Wood 6533 Octave Ave Las Vegas, NV 89139	1,050,000	5.70%
	Emanual K. Brown 3558 Lookout Court #459 Oceanside, CA 92056	1,250,000	6.80%
	Lindsay Capital Corp. P.O. Box 30983 Grand Cayman KY1-1204 Cayman Islands	1,250,000	6.80%
	Joseph Lafleur 440 N. Venice blvd Venice, CA 90291	1,250,000	6.80%
	David Winsby 440 N. Venice blvd Venice, CA 90291	1,250,000	6.80%
	Transmission Holdings, Inc. 7582 Las Vegas Blvd South #247 Las Vegas, Nevada 89123	1,067,000	5.80%
Common	All Officers and Directors as a Group (3 persons)	3,550,000	19.40%
Common	5% Shareholders	8,367,000	45.80%

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In   addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

• Any of our directors or officers;
• Any person proposed as a nominee for election as a director;
• Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of  the voting rights attached to our outstanding shares of common stock;
• Any of our promoters;
• Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Part II
Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$7.03
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$850.00
Accounting fees and expenses	$19,000.00
Legal fees and expenses	$25,000.00

Total	$44,857.03

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

We closed an issue of 6,250,000 shares of common stock on November 21, 2008 to our founders including two Officers and Directors, at a price of $0.001 per share.  The total proceeds received from this offering were $6,250. In November 2009, the Company issued 7,025,000 shares of common stock for $86,000 ($0.01 and $0.10/share). In December 2009, the Company issued 500,000 shares of common stock for $50,000 ($0.10/share). Also In December 2009, the Company issued 330,000 shares of common stock for a subscription receivable of $33,000 ($0.10/share), which was received in 2010.
.

n November 2009, a stockholder exchanged their outstanding debt, evidenced by two notes totaling $106,700, for 1,067,000 shares of common stock ($0.10/share).  There was no gain or loss recorded on this debt conversion.

In November 2009, the Company issued 3,058,500 shares of common stock to consultants, in exchange for services rendered, having a fair value of $231,600 ($0.001 and $0.10/share), based upon the fair value of the services rendered.

Subsequent to the year end, the Company issued an additional 500,000 shares of common stock for proceeds of $50,000 ($0.10 per share).

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
4.1	Specimen Certificate
5.1	Opinion of Scott D. Olson with consent to use
23.1	Consent of Berman & Company, P.A.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Nevada on April 19, 2010.

Respect Your Universe, Inc.

By: /s/ Kristian Andresen

Mr. Kristian Andresen
President, CEO, Secretary Director